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                                                                  EXHIBIT (a)(3)




                             CMS ENERGY CORPORATION

                         OFFER TO EXCHANGE NEW SHARES OF
                  4.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                    (LIQUIDATION PREFERENCE $50.00 PER SHARE)

          FOR ANY AND ALL OUTSTANDING SHARES OF ISSUED AND OUTSTANDING

                  4.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                    (LIQUIDATION PREFERENCE $50.00 PER SHARE)


   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER
    9, 2004, UNLESS EXTENDED (THE "EXPIRATION DATE"). SHARES OF OLD PREFERRED STOCK TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO
                              THE EXPIRATION DATE.

To Holders and Depository Trust Company Participants:

         We are enclosing herewith the materials listed below relating to the offer by CMS Energy Corporation, a Michigan corporation (the "Company"), to exchange its shares of its 4.50% Cumulative Convertible Preferred Stock (liquidation preference $50.00) (the "new preferred stock") for each share of issued and outstanding 4.50% Cumulative Convertible Preferred Stock (liquidation preference $50.00) (the "old preferred stock"), respectively, upon the terms and subject to the conditions set forth in the Company's Offering Memorandum, dated November 9, 2004, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

        Enclosed herewith are copies of the following documents:

        1.     Offering Memorandum dated November 9, 2004;

        2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines); and

        3.     Notice of Guaranteed Delivery.

         We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

         The Exchange Offer is not conditioned upon any minimum number of shares of old preferred stock being tendered.

         The Company will not pay any fee or commissions to any broker or dealer or to any other persons (other than Morrow & Co., Inc. (the "Information Agent")) in connection with the solicitation of tenders of shares of old preferred stock pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of shares of old preferred stock to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

         Additional copies of the enclosed material may be obtained from the Information Agent.